UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  April 6, 2012

MICRON TECHNOLOGY, INC.

Delaware (State of Incorporation)	1-10658 (Commission File Number)	75-1618004 (IRS Employer Identification No.)
8000 South Federal Way Boise, Idaho 83716-9632
(Address of principal executive offices)
(208) 368-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 6, 2012, Micron Technology, Inc. (“Micron”) and Intel Corporation (“Intel”), along with certain of their wholly owned subsidiaries and joint ventures, closed the transactions related to Micron and Intel’s NAND flash memory product joint ventures (the “Transactions”) described in more detail in Micron’s Current Report on Form 8-K dated February 28, 2012 (the “Prior 8-K”).

As described in the Prior 8-K, the closing of the Transactions was subject to various terms and conditions as set forth in the 2012 Master Agreement, dated February 27, 2012 (the “Master Agreement”), by and among Micron, Micron Semiconductor Asia Pte. Ltd., a wholly owned subsidiary of Micron (“Micron Singapore”), Intel, Intel Technology Asia Pte Ltd, a wholly owned subsidiary of Intel (“Intel Technology”), IM Flash Singapore LLP, a Singapore limited liability partnership (“IMFS”), and IM Flash Technologies, LLC, a Delaware limited liability company (“IMFT”).  In connection with the closing of the Transactions and as contemplated by the Prior 8-K, the parties entered into or amended certain agreements, including the following:

•	MTV Asset Purchase and Sale Agreement, dated April 6, 2012, by and among Micron, Intel and IMFT (the “MTV PSA”).

•
Second Amended and Restated Limited Liability Company Operating Agreement of IM Flash Technologies, LLC (the “Operating Agreement”), dated April 6, 2012, amending and restating the First Amended and Restated Limited Liability Company Operating Agreement of IM Flash Technologies, LLC dated as of February 27, 2007, by and between Micron and Intel.

•
First Amendment to the Limited Liability Partnership Agreement, dated April 6, 2012, amending the Limited Liability Partnership Agreement of IM Flash Singapore, LLP dated as of February 27, 2007, by and between Micron Singapore and Intel Technology.

•	Amendment to the Master Agreement, dated April 6, 2012, amending the Master Agreement dated as of November 18, 2005, by and between Intel and Micron.

•
Amended and Restated Supply Agreement, dated April 6, 2012, amending the Supply Agreement dated as of January 6, 2006, by and between Intel and IMFT.  The percentage of IMFT’s output to be purchased by Intel will continue to be generally consistent with Intel’s investment in IMFT.

•
Amended and Restated Supply Agreement, dated April 6, 2012, amending the Supply Agreement dated as of January 6, 2006, by and between Micron and IMFT.  The percentage of IMFT’s output to be purchased by Micron will continue to be generally consistent with Micron’s investment in IMFT.

•	Product Supply Agreement, dated April 6, 2012, by and among Micron, Intel and Micron Singapore, pursuant to which Micron will supply Intel with a portion of its memory product requirements.

•	Wafer Supply Agreement, dated April 6, 2012, by and among Micron, Intel and Micron Singapore, pursuant to which Micron or Micron Singapore will supply Intel with memory products.

•
Deposit Agreement, dated April 6, 2012, by and between Micron and Intel, relating to a refundable US$300 million deposit made by Intel.  This deposit may, and if and to the extent directed by Intel will, be applied to Intel’s payment obligations under the Wafer Supply Agreement.  Any unapplied portion of this deposit will be refunded on the earlier of two years after the execution of the Deposit Agreement or 30 days after the termination of the Wafer Supply Agreement.

Additional material terms of each agreement described above, and the Master Agreement, are included in the Prior 8-K, which descriptions are incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement.

Set forth below are the material agreements that were terminated on April 6, 2012, as of the closing of the Transactions.

•
MTV Lease Agreement dated as of January 6, 2006, by and between Micron and IMFT, under which IMFT leased a portion of a facility for its manufacturing operations at Manassas, Virginia (the “MTV Facility”).

•	Manufacturing Services Agreement dated as of January 6, 2006, by and between Micron and IMFT, which related to production of products at the MTV Facility.

•	Supply Agreement dated as of February 27, 2007, between Intel Technology and IMFS, which provided for the supply of NAND flash memory products by IMFS to Intel Technology.

•	Supply Agreement dated as of February 27, 2007, between Micron Singapore and IMFS, which provided for the supply of NAND flash memory products by IMFS to Micron Singapore.

•	Omnibus Agreement dated as of February 27, 2007, by and between Micron and Intel, which established terms and conditions applicable to the joint ventures between the parties.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On April 6, 2012, pursuant to the IMFS Business Sale Agreement (the “IMFS BSA”) and the Master Agreement, Micron Singapore completed its acquisition (the “IMFS Acquisition”) of the business of IMFS as a going concern (including by purchasing substantially all of the assets and assuming substantially all of the liabilities of IMFS).

Also on April 6, 2012, pursuant to the MTV PSA and the Master Agreement, Micron completed its acquisition (the “MTV Acquisition”) of substantially all of the assets of IMFT related to the MTV Facility and assumed substantially all of the liabilities of IMFT related to the MTV Facility.

In connection with the IMFS Acquisition and MTV Acquisition, Micron and Micron Singapore paid an aggregate purchase price of approximately $600 million net of distributions received by Micron and Micron Singapore from IMFT and IMFS.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	April 6, 2012	By:	/s/ Ronald C. Foster
		Name:	Ronald C. Foster
		Title:	Chief Financial Officer and Vice President of Finance